EXHIBIT 23.2

Resology Pty Ltd 5 Tristania Court, Ormiston 4160 ACN # 622 794 834 ABN # 41622794834

CONSENT OF BARRY LAY

I, Barry Lay, BSc Geology (Hons); MAusIMM, Managing Director of Resology Pty Ltd prepared Sections 1.3, 1.4, 1.6, 5.2, 6, 7.1-7.3, 8, 9, 10, 11 of the Technical Report Summary titled “Coronado Global Resources Inc. (“Coronado”) Statement of Coal Resources and Reserves for the Curragh Mine Complex in Accordance with the JORC Code and United States SEC Regulation S-K 1300 as of December 31, 2021 Bowen Basin Queensland, Australia”, dated February 21, 2022 (the “Technical Report Summary”), which is included in the Annual Report on Form 10-K (the “Annual Report”) for the year ended December 31, 2022 of Coronado Global Resources Inc. (the “Company”).

With respect to the portions of the Technical Report Summary that I prepared, I hereby consent to the incorporation by reference of the Technical Report Summary in the Company’s Registration Statement on Form S-8 (the “Registration Statement”).

I hereby further consent to the inclusion or incorporation by reference in the Registration Statement of references to my name (including status as an expert or qualified person (as defined in Item 1300 of Regulation S-K)) and the information derived from the portions of the Technical Report Summary that I prepared, including any quotation therefrom or summarization thereof.

Date: November 20, 2023

/s/ Barry Lay
Name: Barry Lay
Managing Director